EXHIBIT 99.1

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Contact:	Richard A. Lechleiter
Executive Vice President and Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE PROVIDES ADDITIONAL GUIDANCE SUPPORTING ITS

VIEWS ON THE RENT RESET WITH VENTAS

LOUISVILLE, Ky. (August 17, 2006) – Kindred Healthcare, Inc. (“Kindred”) (NYSE:KND) today offered additional guidance supporting its views on the rent reset under each of its Master Leases with Ventas Realty, Limited Partnership (“Ventas”).

Paul J. Diaz, President and Chief Executive Officer of Kindred, stated, “As we begin making our case to the final appraisers, we think it is appropriate to share with investors our views on the rent reset in more detail. Our approach has been to focus on market data, and the specific terms of the Master Leases relevant to the rent reset process, and we believe that this data overwhelmingly support our conclusions that both the existing aggregate rents and the 3 1/2% annual rent escalator under each Master Lease are already well above market. While our presentation to the final appraisers will include numerous topics and data points, the following sets forth some of the principal support for our views. While we cannot assume that the final appraisers will take into account our presentation, we believe that this information should be critical to the determination of fair market rentals by the final appraisers.”

Kindred’s third party appraisals indicate that the current annual rent is overstated by approximately $95 million

In connection with its preparation for the rent reset process, Kindred commissioned appraisals of the fair market rental for each facility subject to the Master Leases. The results of these appraisals indicate aggregate annual rents of approximately $111 million, which is approximately $95 million less than the current annual rents under the Master Leases. These third party appraisals also indicated that market rent escalators are currently in the range of 2.0% to 2.5%.

Five national appraisal firms conducted these appraisals: American Appraisal Associates, CB Richard Ellis, Inc., KPMG LLP, Marshall & Stevens Incorporated and Wellspring Valuation LTD. These appraisers physically inspected each facility and were instructed to follow the terms of the Master Leases related to the rent reset appraisal process. These firms used a variety of appraisal methods, including the depreciated cost method, the sales method and the income method, in reaching their conclusions. Many of these firms also tested the reasonableness of their conclusions by examining financial metrics such as rents per bed, cash flow coverages, and rents as a percentage of revenues. All five of the appraisal firms independently reached their determinations by separating the business value from the real property value and approached the valuation of Kindred’s long-term acute care hospitals (“LTACHs”) and nursing centers quite differently. As explained below, the value of a LTACH is primarily derived from the services provided by the operator rather than the real property, while the value of a nursing center is more closely related to the value of the underlying real estate. The third party appraisers also took into consideration the advanced age of the Ventas facilities (average age of 38 years for the LTACHs and 36 years for the nursing centers).

In this appraisal process, 199 facilities were appraised once, and 26 facilities were appraised by multiple appraisers. The aggregate results of the third party appraisals were derived by adding the rents of all facilities that were appraised once with the average appraised rents of the facilities that had multiple appraisals.

The following chart depicts the aggregate results of the third party appraisals compared with the existing rents under each of the Master Leases.

(Dollars in thousands, except statistics)
	Third Party Appraiser Rents	Existing Rents	Excess	Third Party Appraiser Results
				Ratio of EBITDAR(1) to Rents		Rents per Bed
				SNF	LTACH	SNF	LTACH
Master Lease 1	$45,719	$87,229	($41,510)	2.0 X	4.3 X	$2,752	$14,204
Master Lease 2	22,652	45,015	(22,363)	1.8 X	6.2 X	2,758	12,982
Master Lease 3	21,667	35,606	(13,939)	1.5 X	2.8 X	2,716	12,186
Master Lease 4	20,434	38,026	(17,592)	1.5 X	4.4 X	2,711	11,398

All Master Leases	$110,472	$205,876	($95,404)	1.8 X	4.4 X	$2,738	$12,976

(1) “EBITDAR” is defined as earnings before interest, income taxes, depreciation, amortization, and property rents. At the time of the appraisals, fiscal 2006 budget data was utilized by the third party appraisers.

Mr. Diaz commented, “We engaged these third party appraisers to independently determine fair market rentals under the rent reset appraisal process. These appraisers were instructed to follow the terms of the Master Leases in conducting these appraisals but were not otherwise directed by Kindred. The results of these third party appraisals supported the conclusions we were reaching internally.”

Financial metrics of the Kindred leased portfolio

Based upon the third party appraisals that Kindred commissioned, Kindred believes that the final appraisers likely will use multiple appraisal methods including the depreciated cost method, the sales method and the income method, to determine the fair market rentals. In addition, the final appraisers are likely to use various financial metrics, including EBITDAR1 to rent coverage ratios and rents per licensed bed, to test the reasonableness of their conclusions. Rents per licensed bed is particularly helpful to review fair market rentals on a neutral basis exclusive of one’s views regarding operating performance. Kindred believes these metrics further support its view that both the current annual Ventas rents and the existing rent escalator are well above market.

[1]	“EBITDAR” is defined as earnings before interest, income taxes, depreciation, amortization and property rents.

The following table presents financial metrics related to the operations of Kindred’s leased portfolio including the facilities subject to the Master Leases.

Kindred Lease Portfolio (dollars in thousands, except statistics)
	Twelve Months Ended June 30, 2006 (1)		Number of Facilities	Licensed Beds	Current Rents(5)	Ventas Proposed Rents	Ratio of EBITDAR to Rents		Rents Per Bed
		EBITDAR
Ventas Portfolio	Revenues (2)	(2, 3, 4)					Current	Proposed	Current	Proposed
Master Lease 1
Nursing centers	$608,215	$51,971	77	9,479	$53,698	$66,216	1.0x	0.8x	$5,665	$6,986
LTACHs	416,985	109,130	14	1,382	33,531	62,517	3.3x	1.7x	$24,263	$45,237

Total	$1,025,200	$161,101	91	10,861	$87,229	$128,733

Master Lease 2
Nursing centers	$296,093	$28,260	38	4,721	$26,279	$36,484	1.1x	0.8x	$5,566	$7,728
LTACHs	259,668	72,054	8	742	18,736	39,435	3.8x	1.8x	$25,251	$53,147

Total	$555,761	$100,314	46	5,463	$45,015	$75,919

Master Lease 3
Nursing centers	$291,447	$18,285	34	4,429	$24,360	$29,068	0.8x	0.6x	$5,500	$6,563
LTACHs	199,951	34,750	9	791	11,246	28,564	3.1x	1.2x	$14,217	$36,111

Total	$491,398	$53,035	43	5,220	$35,606	$57,632

Master Lease 4
Nursing centers	$298,791	$24,971	37	4,666	$26,505	$30,674	0.9x	0.8x	$5,680	$6,574
LTACHs	176,337	37,885	8	683	11,521	23,958	3.3x	1.6x	$16,868	$35,078

Total	$475,128	$62,856	45	5,349	$38,026	$54,632

Total Ventas Portfolio
Nursing centers	$1,494,546	$123,487	186	23,295	$130,842	$162,442	0.9x	0.8x	$5,617	$6,973
LTACHs	1,052,941	253,819	39	3,598	75,034	154,474	3.4x	1.6x	$20,854	$42,933

Total	$2,547,487	$377,306	225	26,893	$205,876	$316,916

Non-Ventas Leased Portfolio
Nursing centers (6,7)	$392,964	$47,546	45	6,116	$35,113		1.4x		$5,741
LTACHs (6,7,8)	424,955	78,465	25	1,772	24,201		3.2x		$13,657

Total	$817,919	$126,011	70	7,888	$59,314

(1) Annualized impact of approximately $52 million of announced LTACH Medicare reimbursement reductions is not included in the hospital operating results for the twelve months ended June 30, 2006.

(2) Excludes certain disclosed items consistent with Kindred’s Securities and Exchange Commission filings, including the settlement of prior year hospital Medicare cost reports, hurricane related costs, and prior year Medicaid provider tax reimbursement.

(3) The Company’s public filings do not include equipment rent as an operating expense in determining operating income or earnings before interest, income taxes, depreciation, amortization, and property rents (EBITDAR). The results above include equipment rent as an operating expense.

(4) The Company’s public filings do not allocate corporate overhead to segment operating results. The operating data above include a management fee allocation equal to 5% of revenues.

(5) Includes amounts that Kindred reports as long-term debt and interest payments in its consolidated financial statements.

(6) Excludes eleven nursing centers to be acquired for resale from Health Care Property Investors (“HCP”) and includes three LTACHs to be leased from HCP.

(7) Facilities included in the Commonwealth Communities Holdings LLC acquisition completed February 28, 2006 reflect operating data for the twelve months ended December 31, 2005.

(8) Includes all mature leased Kindred non-Ventas LTACHs that have been in operation for at least two years. Excludes eight new facilities which have been in operation for less than two years.

Mr. Diaz noted, “It is important to note that the operating income and coverage ratios presented above for our LTACHs leased from Ventas do not reflect approximately $52 million of annualized Medicare reimbursement reductions that will impact these hospitals effective June 30, 2006. We believe the final appraisers are likely to consider those reductions in connection with their work.”

Comparable transaction data support (1) rent coverage ratios of 5.1 times for LTACHs and 1.6 times for nursing centers and (2) annual rents per licensed bed of $17,100 for LTACHs and

$4,700 for nursing centers

In preparing for the rent reset, Kindred gathered data from precedent transactions, its own non-Ventas operating portfolio, other operators’ portfolios and market data from other publicly traded real estate investment trusts (“REITs”). As discussed below, the final appraisers have the discretion to use various valuation methods to determine fair market rentals. While Kindred does not believe the income method is the most relevant methodology, rent coverage ratios and rents per bed are relevant financial metrics that Kindred believes the final appraisers are likely to take into account.

Kindred reviewed data from new leases, sale/leaseback transactions and acquisitions involving over 310 LTACHs and other hospitals, including 41 non-Ventas hospitals operated by Kindred. These transactions reflect an average EBITDAR to rent coverage ratio (“rent coverage ratio”) of 5.1 times and annual rents per bed of approximately $17,100. These transactions also indicate that a majority of the value of a LTACH is derived from its business operations (i.e., the assets owned by Kindred) rather than the associated real property (i.e., the assets owned by Ventas).

Kindred also has reviewed data from transactions covering over 1,400 nursing centers that reflect a weighted average rent coverage ratio of approximately 1.6 times and annual rents per bed of approximately $4,700. Kindred’s 45 non-Ventas leased nursing centers currently have an average rent coverage ratio of 1.4 times and annual rents per bed of approximately $5,700. These coverage ratios are below the average coverage ratios of several publicly traded REITs.

The results of the third party appraisals are consistent with this market data. On the other hand, the table above clearly illustrates that the financial metrics related to both the current annual rents under the Master Leases and Ventas’ proposed rent reset diverge dramatically from this extensive third party and market data.

Mr. Diaz commented, “We believe that the coverage ratios and rents per bed metrics reflected in the market data, particularly the stark differences between LTACHs and nursing center coverage ratios, are consistent with the hospital transactions we have completed in the last three years. We believe these metrics are reasonable given the volatility of these asset classes caused primarily by the high level of governmental regulation, the risks involved in a dynamic reimbursement environment, and the intensity of the services provided in a free-standing LTACH.”

Master Lease considerations

Willing Tenant Takes Master Lease “As Is.” Each Master Lease sets forth the process for the final appraiser to determine fair market rental. Generally, the fair market rental is the rent that a willing tenant would pay and a willing landlord would accept to assume the rights and obligations under the Master Lease on an “as is” basis. The willing tenant will be subject to all of the provisions contained in the Master Lease, including many restrictive “out-of-market” terms, and will be obligated to operate all of the geographically dispersed LTACHs and nursing centers subject to each Master Lease.

Enterprise Value vs. Real Estate Value. Since the willing tenant would be leasing only the building and land associated with the facilities, the final appraisers should separate the value of the business operations from the rental value of the real property. Kindred owns the working capital, equipment and intangible business value related to each facility while Ventas owns the real property. Generally, as supported by Kindred’s extensive market research, the enterprise value of a LTACH is primarily derived from the specialized and intense level of services provided by the operator rather than the real property in which the services are performed. In contrast, the enterprise value of a nursing center is generally more closely related to the value of the underlying real estate. Accordingly, rents for LTACHs and nursing centers are underwritten very differently. The current rents on the Kindred non-Ventas portfolio of LTACHs and nursing centers and other available market data strongly support this important distinction.

Appraisal Methods. The Master Leases provide that in addition to such other factors as may be applicable in determining fair market rental, the final appraisers must take into account market conditions, market levels of EBITDARM2, the ratio of market levels of EBITDARM to market levels of rent, actual levels of EBITDARM and historical levels of EBITDARM at the applicable leased property. Other than prohibiting the use of the “replacement cost approach,” the Master Leases are silent as to the specific appraisal methods. Importantly, the Master Leases provide the final appraisers with broad discretion to determine which appraisal methods to use and how data is weighed in reaching a conclusion. As noted above, it is common for an appraiser to use multiple appraisal methods such as the depreciated cost method, the sales method and the income method in evaluating fair market rentals.

Restrictive Master Lease provisions support discounts in reaching fair market rental

The rent reset requires that a willing tenant step directly into the existing Master Leases. The Master Leases include certain restrictive provisions that make the leases less attractive to prospective tenants and support a rental discount. These restrictive provisions include:

•	Change in control restrictions. Provisions that severely restrict a tenant’s ability to effectuate a change in control by, for example, allowing Ventas to terminate the Master Leases upon a request for its consent to a change in control or allowing Ventas to receive 80% of the consideration from any such transaction.

[2]	“EBITDARM” is defined as earnings before interest, taxes, depreciation, amortization, rent and management fees.

•	Excessive insurance requirements. Excessive insurance requirements including a requirement to maintain $25 million of professional liability insurance coverage per person and per claim. This requirement would prohibit a willing tenant from taking advantage of aggressive insurance restructurings employed by other healthcare providers, particularly in the nursing center industry.

•	Complex and geographically dispersed portfolios. Bundled lease configurations that require a willing tenant to operate both LTACHs and nursing centers that are geographically dispersed under each of the four Master Leases, thereby increasing costs and operational complexity.

•	Old leases. The Master Leases are seasoned leases with a short effective remaining lease life of less than nine years. After the first renewal, all other lease renewals are at the higher of fair market rental or the current rent, creating substantial uncertainty for a tenant. A willing tenant would demand a rent concession given that the Master Leases have a short duration.

Kindred’s Ventas portfolio performs well compared to its peers

Kindred is the largest operator of LTACHs in the United States based upon revenues. Kindred’s hospitals generally rank favorably with their peers, particularly with respect to generating a higher case mix index and a favorable commercial mix of patients. Kindred’s nursing centers also perform consistently with their peers in the geographic markets in which the Ventas facilities are located. Despite having older facilities (average age of approximately 36 years), these nursing centers on average outperform their competitors in occupancy and Medicare patient mix in their respective geographic markets. Like its competitors, Kindred’s LTACHs and nursing centers incur costs for pharmacy and rehabilitation services. Kindred’s pharmacy division and rehabilitation division provide these services to the Kindred facilities at arms-length market rates.

Moreover, Kindred has achieved these performance levels despite the significant operating limitations caused by the restrictive lease provisions discussed above. Several of these pro-landlord provisions would place a willing tenant at an economic and competitive disadvantage to its peers.

Mr. Diaz commented, “While we have devoted substantial time and resources to support our position, we remain mindful that the determination of fair market rentals requires certain levels of subjectivity and judgment related to the many variables that may be considered under the circumstances. In addition, we do not know whether the final appraisers under the Master Leases will review our third party appraisals or take them or any other data presented by Kindred into consideration in any manner. The third party appraisals are based upon a number of factors, some of which are subject to change. Accordingly, we believe it is important for investors to avoid placing undue weight on the results of these third party appraisals or our other internal analysis and for investors to consider the possibility of a wide range of outcomes with respect to the rent reset issue.”

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Kindred’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from Kindred’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which Kindred is unable to predict or control, that may cause Kindred’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in Kindred’s filings with the Securities and Exchange Commission.

In addition to the factors set forth above, other factors that may affect Kindred’s plans or results include, without limitation, (a) Kindred’s ability to operate pursuant to the terms of its debt obligations and its Master Leases with Ventas; (b) the risks and uncertainties arising from and related to the rent reset process, including the appraisal process, pursuant to the Master Leases; (c) Kindred’s ability to meet its rental and debt service obligations; (d) adverse developments with respect to Kindred’s results of operations or liquidity; (e) Kindred’s ability to attract and retain key executives and other healthcare personnel; (f) increased operating costs due to shortages in qualified nurses, therapists and other healthcare personnel; (g) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (h) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs, changes arising from and related to the Medicare prospective payment system for long-term acute care hospitals, including the final Medicare payment rules issued on May 2, 2006, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and changes in Medicare and Medicaid reimbursements for Kindred’s nursing centers; (i) national and regional economic conditions, particularly their effect on the availability and cost of labor, materials and other services; (j) Kindred’s ability to control costs, including labor and employee benefit costs; (k) Kindred’s ability to successfully pursue its development activities and successfully integrate new operations, including the realization of anticipated revenues, economies of scale, cost savings and productivity gains associated with such operations; (l) the increase in the costs of defending and insuring against alleged professional liability claims and Kindred’s ability to predict the estimated costs related to such claims; (m) Kindred’s ability to successfully reduce (by divestiture of operations or otherwise) its exposure to professional liability claims; (n) Kindred’s ability to successfully dispose of unprofitable facilities; and (o) Kindred’s ability to ensure and maintain an effective system of internal controls over financial reporting. Many of these factors are beyond Kindred’s control. Kindred cautions investors that any forward-looking statements made by Kindred are not guarantees of future performance.

Kindred disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

About Kindred Healthcare

Kindred Healthcare, Inc. (NYSE: KND), is a Fortune 500 healthcare services company, based in Louisville, Kentucky, with annualized revenues of $4.3 billion that provides services in over 500 locations in 39 states. Kindred through its subsidiaries operates long-term acute care hospitals, skilled nursing centers, institutional pharmacies and a contract rehabilitation services business, Peoplefirst Rehabilitation Services, across the United States. Kindred’s 56,000 employees are committed to providing high quality patient care and outstanding customer service to become the most trusted and respected provider of healthcare services in every community we serve. For more information, go to www.kindredhealthcare.com.